Shutterstock Announces Management Changes
Co-COO and CFO Steven Berns to Depart Company; CAO Steve Ciardiello Appointed Interim CFO and Stan Pavlovsky Named President and COO

NEW YORK, NY June 25, 2019 -- Shutterstock, Inc. (NYSE: SSTK), a leading global technology company offering a creative platform for high-quality content, tools and services, today announced that Co-Chief Operating Officer and Chief Financial Officer Steven Berns will depart from his roles at Shutterstock to pursue other opportunities, effective immediately. Mr. Berns’ departure is not due to a dispute or any matter relating to the Company’s accounting and financial policies and operations.

The Company’s Chief Accounting Officer, Steve Ciardiello has been appointed to the role of interim Chief Financial Officer until a successor has been named. Mr. Ciardiello will also continue in his existing role as Chief Accounting Officer.

“I want to thank Steven for his significant contributions to the Company over the past seven years, first as a member of our Board of Directors and then as our Co-Chief Operating Officer and Chief Financial Officer. In these roles Steven had a meaningful impact on developing and executing our strategic financial and operational priorities. We wish Steven all the best in his future endeavors,” said Jon Oringer, Founder, Chairman and CEO of Shutterstock.

Shutterstock also announced today that Stan Pavlovsky, who had been serving as Co-Chief Operating Officer and Head of Strategic Operations, has been named President and Chief Operating Officer.

“We are pleased that Stan is taking on this expanded role, which more fully leverages his experience managing the strategic and operational aspects of a technology-focused business. I’m confident in Stan’s ability to lead our Sales and Operations teams as they continue to execute our platform and network strategy, and drive the continuous improvement of the customer and contributor experiences,” said Oringer.

In his expanded role as President and COO, Stan will now oversee Shutterstock’s Sales and Operations team, in addition to continuing to oversee the Company’s Product, Marketing, and Technology teams.

About Shutterstock, Inc.
Shutterstock, Inc. (NYSE: SSTK), directly and through its group subsidiaries, is a leading global provider of high-quality licensed photographs, vectors, illustrations, videos and music to businesses, marketing agencies and media organizations around the world. Working with its growing community of over 750,000 contributors, Shutterstock adds a million images each week, and currently has more than 260 million images and more than 14 million video clips available.

Shutterstock has offices around the world and customers in more than 150 countries. The company’s brands also include Bigstock, a value-oriented stock media offering; Shutterstock Custom, a custom content creation platform; Offset, a high-end image collection; PremiumBeat a curated royalty-free music library; and Shutterstock Editorial, a premier source of editorial images for the world's media.

For more information, please visit www.shutterstock.com and follow Shutterstock on Twitter and on Facebook.

Investor and Press Contact
Niamh Hughes and Krystina Puleo
917-563-4991
ir@shutterstock.com or
press@shutterstock.com